Oppenheimer Money Market Fund
N-SAR Exhibit – Item 77Q

1.
Post-Effective Amendment No. 80 to the Registration Statement of Oppenheimer Money Market Fund (the “Registrant”), filed with the Securities and Exchange Commission on October 10, 2013 (Accession Number 0000728889-13-001617), includes the following materials, which are hereby incorporated by reference in response to Item 77Q of the Registrant’s Form N-SAR:

•	Agreement and Declaration of Trust dated 08/15/13;

•	By-Laws dated 08/15/13;

•	Amended and Restated Investment Advisory Agreement dated 09/09/13; and

•	Restated Investment Subadvisory Agreement dated 09/09/13.

2.	Copy of “shell” merger agreement as follows:

AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) is made as of this 10th day of October, 2013 by and between Oppenheimer Money Market Fund, a Maryland corporation, (the “Fund”), and Oppenheimer Money Market Fund, Inc., a Delaware statutory trust (the “DE Trust”) (the Fund and the DE Trust are hereinafter collectively referred to as the “parties”).

In consideration of the mutual promises contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.    Plan of Reorganization.

a. Upon satisfaction of the conditions precedent described in Section 3 hereof, the Fund will convey, transfer and deliver to the DE Trust at the closing provided for in Section 2 (hereinafter referred to as the “Closing”) all of the Fund’s then-existing assets (the “Assets”). In consideration thereof, the DE Trust agrees at the Closing (i) to assume and pay when due all obligations and liabilities of the Fund, existing on or after the Effective Date of the Reorganization (as defined in Section 2 hereof), whether absolute, accrued, contingent or otherwise, including all fees and expenses in connection with this Agreement, which fees and expenses shall, in turn, include, without limitation, costs of legal advice, accounting, printing, mailing, proxy solicitation and transfer taxes, if any (collectively, the “Liabilities”), such Liabilities to become the obligations and liabilities of the DE Trust; and (ii) to deliver to the Fund in accordance with paragraph (b) of this Section 1, full and fractional shares of each series and class of shares of beneficial interest, par value $0.001 per share, of the DE Trust, equal in number to the number of full and fractional shares of the corresponding series and class of shares of common stock of the Fund outstanding at the time of calculation of the Fund’s net asset value (“NAV”) on the business day immediately preceding the Effective Date of the Reorganization. The reorganization contemplated hereby is intended to qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (“Code”). The Fund shall distribute to the Fund’s shareholders the shares of the DE Trust in accordance with this Agreement and the resolutions of the Board of Directors  of the Fund (the “Board of Directors ”) authorizing the transactions contemplated by this Agreement.

b. In order to effect the delivery of shares described in Section 1(a) hereof, the DE Trust will establish an open account for each shareholder of the Fund and, on the Effective Date of the Reorganization, will credit to each such account full and fractional shares of beneficial interest, par value $0.001 per share, of the corresponding series and class of the DE Trust equal to the number of full and fractional shares of common stock such shareholder holds in the corresponding series and class of the Fund at the time of calculation of the Fund’s NAV on the business day immediately preceding the Effective Date of the Reorganization. At the time of calculation of the Fund’s NAV on the business day immediately preceding the Effective Date of the Reorganization, the net asset value per share of each series and class of shares of the DE Trust shall be deemed to be the same as the net asset value per share of each corresponding series and class of shares of the Fund. On the Effective Date of the Reorganization, each share of a series and class of the Fund will be deemed to represent the same number of shares of the corresponding series and class of the DE Trust. Simultaneously with the crediting of the shares of the DE Trust to the shareholders of record of the Fund, the shares of the Fund held by such shareholders shall be cancelled. Each shareholder of the Fund will have the right to deliver their share certificates of the Fund to the DE Trust in exchange for shares of the DE Trust. However, a shareholder need not deliver such certificates to the DE Trust unless the shareholder so desires.

c. As soon as practicable after the Effective Date of the Reorganization, the Fund shall take all necessary steps under Maryland  law to effect a complete dissolution of the Fund.

d. The expenses of entering into and carrying out this Agreement will be borne by OFI Global Asset Management, Inc., and OppenheimerFunds, Inc. (together “OFI”) and the Fund, with 35% and 65% borne by each, respectively.

2.    Closing and Effective Date of the Reorganization.

The Closing shall consist of (i) the conveyance, transfer and delivery of the Assets to the DE Trust in exchange for the assumption and payment, when due, by the DE Trust, of the Liabilities of the Fund; and (ii) the issuance and delivery of the DE Trust’s shares in accordance with Section 1(b), together with related acts necessary to consummate such transactions. Subject to receipt of all necessary regulatory approvals and the final adjournment of the meeting of shareholders of the Fund at which this Agreement is considered and approved, the Closing shall occur on such date as the officers of the parties may mutually agree (“Effective Date of the Reorganization”).

3.    Conditions Precedent.

The obligations of the Fund and the DE Trust to effectuate the transactions hereunder shall be subject to the satisfaction of each of the following conditions:

a. Such authority and orders from the U.S. Securities and Exchange Commission (the “Commission”) and state securities commissions as may be necessary to permit the parties to carry out the transactions contemplated by this Agreement shall have been received;

b. (i) One or more post-effective amendments to the Fund’s Registration Statement on Form N-1A (“Registration Statement”) under the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended (“1940 Act”), containing such amendments to such Registration Statement as are determined under the supervision of the Board of Directors  to be necessary and appropriate as a result of this Agreement, shall have been filed with the Commission; (ii) the DE Trust shall have adopted as its own such Registration Statement, as so amended; (iii) the most recent post-effective amendment or amendments to the Fund’s Registration Statement shall have become effective, and no stop order suspending the effectiveness of the Registration Statement shall have been issued, and no proceeding for that purpose shall have been initiated or threatened by the Commission (other than any such stop order, proceeding or threatened proceeding which shall have been withdrawn or terminated); and (iv) an amendment of the Form N-8A Notification of Registration filed pursuant to Section 8(a) of the 1940 Act (“Form N-8A”) reflecting the change in name and legal form of the Fund to a Delaware statutory trust shall have been filed with the Commission and the DE Trust shall have expressly adopted such amended Form N-8A as its own for purposes of the 1940 Act;

c. Each party shall have received an opinion of Kramer Levin Naftalis & Frankel LLP to the effect that, assuming the reorganization contemplated hereby is carried out in accordance with this Agreement, the laws of the Commonwealth of Massachusetts and the State of Delaware, subject to customary qualifications and based upon representations provided by each party in a certificate delivered to Kramer Levin Naftalis & Frankel LLP:

i.
the transfer by the Transferor Fund of all of its assets to the Successor Fund solely in exchange for Successor Fund shares and the assumption by the Successor Fund of all Transferor Fund liabilities, the distribution of the Successor Fund shares received by the Transferor Fund pro rata to its shareholders in exchange for their Transferor Fund shares, and the subsequent liquidation of the Transferor Fund, all pursuant to the Agreement, will constitute a “reorganization” within the meaning of section 368 of the Internal Revenue Code of 1986, as amended (the “Code”);

ii.	the Transferor Fund and the Successor Fund will each be “a party to a reorganization” within the meaning of section 368(b) of the Code;
iii.	under section 354 of the Code, the Transferor Fund shareholders will not recognize any gain or loss on the exchange of their Transferor Fund shares for Successor Fund shares in the Reorganization;
iv.
under sections 361 and 357 of the Code, the Transferor Fund will not recognize any gain or loss by reason of the transfer of all its assets in exchange for Successor Fund shares and the assumption of all of its liabilities by the Successor Fund in the Reorganization, or upon the pro rata distribution to its shareholders of Successor Fund shares in the Reorganization;

v.
under section 1032 of the Code, the Successor Fund will not recognize any gain or loss on the receipt of all of the assets of the Transferor Fund in exchange for Successor Fund shares and the assumption of all Transferor Fund  liabilities in the Reorganization;

vi.	under section 381(c), the Successor Fund will succeed to, and take into account the items of, the Transferor Fund;
vii.
under section 358 of the Code, the aggregate tax basis of the Successor Fund shares received by each shareholder of the Transferor Fund in the Reorganization will be the same as the aggregate tax basis of the Transferor Fund shares exchanged therefor by such shareholder;

viii.
under section 1223 of the Code, the holding period of each shareholder of the Transferor Fund in the Successor Fund shares received in the Reorganization will include the period during which such shareholder held the Transferor Fund shares exchanged therefor, if such Transferor Fund shares were held as capital assets at the time of the Reorganization;

ix.
under section 362(b) of the Code, the Successor Fund’s adjusted tax bases in the assets received from the Transferor Fund in the Reorganization will be the same as the adjusted tax bases of such assets in the hands of the Transferor Fund immediately prior to the Reorganization; and

x.
under section 1223 of the Code, the Successor Fund’s holding periods in the assets received from the Transferor Fund in the Reorganization will include the holding periods of such assets in the hands of the Transferor Fund immediately prior to the Reorganization.

d. The shares of the DE Trust are eligible for offering to the public in those states of the United States in which the shares of the Fund are currently eligible for offering to the public so as to permit the issuance and delivery by the DE Trust of the shares contemplated by this Agreement to be consummated;

e. This Agreement and the transactions contemplated hereby shall have been duly adopted and approved by the appropriate action of the Board of Directors and the shareholders of the Fund;

f. The shareholders of the Fund shall have voted to direct the Fund to vote, and the Fund shall have voted, as sole shareholder of each series of the DE Trust, to:

(i)
Elect as Trustees of the DE Trust the following individuals: Brian F. Wruble,  David K. Downes, Matthew P. Fink, Admiral Edmund Giambastiani, Jr.,  Phillip A. Griffiths, Mary F. Miller, Joel W. Motley, Joanne Pace, Mary Ann Tynan, Joseph M. Wikler, Peter I. Wold and William F. Glavin, Jr.;

(ii)
Approve an Investment Advisory Agreement between OFI Global Asset Management, Inc. (the “Investment Adviser”) and the DE Trust, which is substantially the same, with any such changes as approved by shareholders of the Fund, as the then-current Investment Advisory Agreement between the Investment Adviser and the Fund;

(iii)	Approve a Subadvisory Agreement between the Investment Adviser and a Sub-Adviser, substantially in the form approved by shareholders of the Fund; and

(iv)
Approve Plans of Distribution pursuant to Rule 12b-1 under the 1940 Act for applicable share classes and series of the DE Trust that are substantially the same as the Plans of Distribution of the Fund and its series.

g. The Trustees of the DE Trust shall have duly adopted and approved this Agreement and the transactions contemplated hereby, including authorization of the issuance and delivery by the DE Trust of shares of the DE Trust on the Effective Date of the Reorganization and the assumption by the DE Trust of the Liabilities of the Fund in exchange for the Assets of the Fund pursuant to the terms and provisions of this Agreement, and shall have taken the following actions at a meeting duly called for such purposes:

(i)	Approval of the Investment Advisory Agreement described in paragraph (f)(ii) of this Section 3 between the Investment Adviser and the DE Trust;

(i)	Approval of any Subadvisory Agreement described in paragraph (f)(iii) of this Section 3 between the Investment Adviser and a Subadvisor;

(iii)	Approval of the assignment to the DE Trust of the custody agreement(s), as amended to date, between Citibank, N.A. and the Fund;

(iv)	Selection of KPMG LLP as the DE Trust’s independent registered public accounting firm for the current fiscal year;

(v)	Approval of a principal underwriting agreement between the DE Trust and OppenheimerFunds Distributor, Inc. in substantially the same form as the Fund’s then current agreement;

(vi)
Approval of plans of distribution by the DE Trust pursuant to Rule 12b-1 under the 1940 Act for each relevant class of shares in substantially the same form as the then current plans for shares of the Fund;

(vii)	Approval of the multiple class plan pursuant to Rule 18f-3 in substantially the same form as the Fund’s then current plan;

(viii)
Authorization of the issuance by the DE Trust of one share of each series of the DE Trust to the Fund in consideration for the payment of $1.00 for each such share for the purpose of enabling the Fund to vote on the matters referred to in paragraph (f) of this Section 3, all prior to the Effective Date of the Reorganization;

(ix)	Submission of the matters referred to in paragraph (f) of this Section 3 to the Fund as sole shareholder of each series of the DE Trust; and

At any time prior to the Closing, any of the foregoing conditions may be waived or amended, or any additional terms and conditions may be fixed, by the Boards of Directors of the Fund and the DE Trust, if, in the judgment of such Boards, such waiver, amendment, term or condition will not affect in a materially adverse way the benefits intended to be accorded the shareholders of the Fund and the DE Trust under this Agreement.

4.    Dissolution of the Fund.
      Promptly following the Closing, the officers of the Fund shall take all steps necessary under Maryland law to dissolve its corporate status, including publication of any necessary notices to creditors, receipt of any necessary pre-dissolution clearances from the State of Maryland and filing for record with the Secretary of State of Maryland of Articles of Dissolution.

5.    Termination.

The Board of Directors of the Fund may terminate this Agreement and abandon the reorganization contemplated hereby, notwithstanding approval thereof by the shareholders of the Fund, at any time prior to the Effective Date of the Reorganization if, in the judgment of such Board, the facts and circumstances make proceeding with this Agreement inadvisable.

6.    Entire Agreement.

This Agreement embodies the entire agreement between the parties hereto and there are no agreements, understandings, restrictions or warranties among the parties hereto other than those set forth herein or herein provided for.

7.    Further Assurances; Other Agreements.

The Fund and the DE Trust shall take such further action as may be necessary or desirable and proper to consummate the transactions contemplated hereby.

The parties acknowledge and agree that this Agreement has been made and executed on behalf of the Fund and the DE Trust and is not executed or made by the officers or Directors of the Fund or the DE Trust individually, but only as officers and Directors under the Fund’s charter or the DE Trust’s Agreement and Declaration of Trust, respectively, and that the obligations of the Fund and the DE Trust hereunder are not binding upon any of the Directors, officers or shareholders of the Fund or the DE Trust individually, but bind only the estate of the Fund or the DE Trust, as appropriate.

8.    Counterparts.

This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

9.    Governing Law.

This Agreement and the transactions contemplated hereby shall be governed by, and construed and enforced in accordance with, the laws of the State of Delaware.

IN WITNESS WHEREOF, the Fund and the DE Trust have each caused this Agreement and Plan of Reorganization to be executed on its behalf as of the day and year first-above written.

Oppenheimer Money Market Fund, Inc. (a Maryland corporation)

By:	/s/ Taylor V. Edwards
Name: Taylor V. Edwards Title: Assistant Secretary

Oppenheimer Money Market Fund (a Delaware statutory trust)

By:	/s/ Taylor V. Edwards
Name: Taylor V. Edwards Title: Assistant Secretary